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                                                                   EXHIBIT 10.14

                                    AGREEMENT

                  AGREEMENT, dated as of July 25, 1994, by and between DATASCOPE CORP., a Delaware corporation (the "Corporation"), and LAWRENCE SAPER, an individual residing at 812 Park Avenue, New York, New York (the "Executive").

                                    PREAMBLE

                  WHEREAS, the Corporation and the Executive are parties to that certain employment agreement made as of June 30, 1991 (the "Employment Agreement");

                  WHEREAS, the Corporation and the Executive are parties to that certain redemption agreement made as of February 26, 1991 (the "Redemption Agreement"); and

                  WHEREAS, the Corporation and the Executive desire to amend certain sections of the Employment Agreement and to terminate the Redemption Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

         1. Amendment. The Employment Agreement is hereby amended as follows:

                  (a) The second sentence of Section 5(b) is amended and restated to read as follows:

                           "Effective for the fiscal year beginning July 1,
                  1994, the Corporation will provide the Executive with an expense account ("Expense Account") of not less than $20,800 (which amount shall be increased by the amount of federal and state income taxes, if any, required to be paid by the Executive with respect to such payment (a "Tax Gross-Up")) and for each subsequent year during the Term, of not less than the Expense Account for the prior year (without regard to the Tax Gross-Up for such prior year, if any) plus the percentage increase in the Consumer Price Index--All Urban Consumers as announced by the United States Department of Commerce for the twelve month period ending on May 31 of the prior fiscal year (the "CPI Adjustment") plus the applicable Tax Gross- Up, if any."

                  (b) The term "Five Year Average Total Compensation" in Sections 5(c)(i) and (ii) is replaced by the term "Three Year Average Total Compensation."

                  (c)(i) The reference in Section 5(c)(i) to "the Pension Plan at Section 8.3, option 2" shall be replaced with a reference to "the Pension Plan at Section 8.4, option 2".

                      (ii) The following is added at the end of Section 5(c)(i):

                  "Provided, however, that in the event the Executive retires after attaining age 65, his retirement benefit payable under the supplemental executive retirement program, excluding all benefits payable under the Executive's qualified retirement




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                  plan, shall not be less than the benefit determined as
                  follows. First, the lump sum actuarial value ("Value") of the retirement benefit that would have been payable to the Executive had his retirement occurred on his 65th birthday shall be calculated, based on the 1983 Group Annuity Mortality Table (male rates) and 5% interest. The Value shall be increased by 5% per year, compounded annually, to the actual date of the Executive's retirement, and prorated for periods of less than one year based upon completed months. The Value thus adjusted shall then be converted into an annual retirement benefit based on the 1983 Group Annuity Mortality Table (male rates) and 5% interest. The lump sum actuarial factor used in this conversion shall be based upon the Executive's age (to the nearest month) at his actual date of retirement, interpolated linearly if such age is not a whole number. The amounts so determined are shown on the attached Schedule A."

                  (d) Section 5(c)(iii) is deleted in its entirety and replaced with the following:

                           "Upon the death of the Executive, a trust created for
                  the primary benefit of the spouse and children of the Executive (the "Trust") shall receive ten million ($10,000,000) dollars in proceeds of life insurance payable from one or more policies of insurance on the life of the Executive pursuant to a Split Dollar Agreement between the Executive, the Corporation and the Trust. The premiums for such policies shall be apportioned between the Corporation and the Trust in accordance with the terms of such Split Dollar Agreement and the Corporation's interest therein shall be secured by Collateral Assignment of such policy or policies executed by the Trust and the Corporation. In each year during the term of such Split Dollar Agreement, the Corporation shall reimburse the Executive for the portion of such year's premiums that is a deemed economic benefit to the Executive and payable by the Trust pursuant to the Split Dollar Agreement. In addition, following the determination of the Executive's personal state and federal income tax liability for such year, the Executive shall receive a Tax Gross-Up for additional state or federal income taxes, if any, payable by the Executive and directly attributable to such deemed economic benefit in such year."

                  (e)      Section 5(c)(iv) is deleted in its entirety.

                  (f) Section 5(c)(v) is amended and restated to read as follows:

                           "Three Year Average Total Compensation. For the
                  purposes hereof, "Three Year Average Total Compensation" shall mean the average total compensation, comprising Base Salary and all bonus compensation, for the three years in which the Executive's compensation was greatest of the ten years immediately preceding the Executive's retirement, disability or death."

                  (g) The third sentence of Section 5(e) is amended and restated to read as follows:


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                  "In addition, the Corporation shall pay the Executive not less than $12,000 per annum (plus any applicable Tax Gross-Up) to cover automobile maintenance expenses for the year ending on the first anniversary of the Effective Date ("Maintenance Allowance") and for each subsequent year during the Term, not less than the Maintenance Allowance for the prior year plus the CPI Adjustment."

         2. Termination. The Redemption Agreement is hereby terminated in its entirety as of the date hereof without any further action on the part of the parties thereto.

         3. Miscellaneous.

                  (a) Modification, Waiver, Assignment. Other than the aforesaid sections of the Employment Agreement, all terms and conditions of the Employment Agreement shall remain in full force and effect.

                  (b) Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  (d) Headings. The headings of the several paragraphs hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      DATASCOPE CORP.



                                      By: /s/ M. Pitkowsky
                                          ------------------------
                                      Name: M. Pitkowsky
                                      Title: Senior Vice President and Secretary


                                      /s/ Lawrence Saper
                                      ----------------------------
                                      Lawrence Saper
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                             DATASCOPE CORPORATION

          SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR LAWRENCE SAPER

  CALCULATION OF "FLOOR" BENEFIT, i.e., MINIMUM BENEFIT AT RETIREMENT AFTER 65

                LUMP SUM        LUMP SUM VALUE          FLOOR BENEFIT
                ACTUARIAL       OF AGE 65 BEN.          i.e., MINIMUM
AGE             FACTOR**      TIMES 5% PER YEAR           BENEFIT***
- ---             ---------     -----------------         --------------
65              10.685           8,423,637                788,361*
66              10.361           8,844,819                853,700
67              10.036           9,287,060                925,400
68               9.712           9,751,413              1,004,000
69               9.390          10,238,984              1,090,400
70               9.069          10,750,933              1,185,500
71               8.748          11,288,479              1,290,400
72               8.428          11,852,903              1,406,400
73               8.109          12,445,549              1,534,800
74               7.789          13,067,826              1,677,700
75               7.472          13,721,217              1,836,400
76               7.158          14,407,278              2,012,800
77               6.850          15,127,642              2,208,400

- --------
*   Age 65 Ben. is 60% of 91-93 average ($1,497,144) minus qual. plan ($109,925)
** Based on 5% interest & the 1983 Group Annuity Mortality Table (male rates) *** Lump Sum Value from prior column divided by Lump Sum Actuarial Factor